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Investor Relations Consulting and
Representation Agreement

THIS CONSULTING AND SERVICES AGREEMENT (“Agreement”) is made this April 26, 2013 by and between Brazil Minerals, Inc. (OTCBB: BMIX) (hereinafter referred to as the “Company” or “BMIX”) and MZ-HCI, LLC, a New York limited liability company (hereinafter referred to as the “Consultant” or “MZ-HCI”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

Consulting Services

1.1          MZ-HCI agrees that for a period of twelve (12) months commencing April 26, 2013, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company with regard to financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which MZ-HCI has knowledge or expertise.

1.2          MZ-HCI shall render services to the Company as an independent contractor, and not as an employee.   All services rendered by MZ-HCI  on behalf of the Company shall be performed to the best of MZ-HCI’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors, including articulating BMIX’s investment story and highlights; building and maintaining relationships with supporters of the Company’s stock, including institutional investors and sell-side analysts; increasing the Company’s participation in investment conferences focused on small-cap companies; achieving a fair market value for the Company’s  stock; and significantly increasing the Company’ s exposure in the financial markets.

Page 1 of 10                                                  MZHCI initials: ________                        Company initials:________

I.                    Scope of Services, Programs and Deliverables

MZ-HCI will develop, implement, and maintain an ongoing stock market support system for BMIX with the general objective of expanding awareness of BMIX among stockbrokers, analysts, micro and small-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.

1.            INVESTMENT COMMUNITY AWARENESS

A.                  MZ-HCI will make introductions of the Company to professionals worldwide at select firms, with a focus on members of the financial community in various geographic regions. The targeted group of professionals, which would be drawn from our proprietary database of contacts, will be the following:

1.       High Net Worth investors

2.       Equity Brokers

3.       Analysts

4.       Small-Cap Portfolio/Hedge Fund Managers

B.                  MZ-HCI will arrange Institutional/Broker conference calls/meetings in select cities (and at compatible times) with top management of BMIX.  Other interested parties can be introduced via conference calls.

C.                  MZ-HCI will assist the Company’s management in hosting “Virtual Road Shows” - live investor presentations that will be webcasted from management’s locale. These will be by invitation only and participants will include current and prospective shareholders, institutional and retail investors, and buy/sell side analysts.

D.                  MZ-HCI will provide Road Show assistance and will facilitate key meetings and road shows. These will be for large investors and will also be part of Institutional Brokerage Firm scheduled trips.

E.                   MZ-HCI will continually update all interested parties of BMIX’s progress via phone conversations and through its fax/e-mail list for news releases.

F.                   MZ-HCI will screen all investment firms for upcoming financial conferences, which would be appropriate for BMIX. MZ-HCI will work through the proper channels with the goal of receiving invitations for management to present at those relevant conferences.

2.            SHAREHOLDER COMMUNICATIONS

A.                  MZ-HCI will understand the Company’s financials and all operating metrics in detail.  MZ-HCI will assist Company management with reviewing, editing and completing the Company’s MD&A for each 10-K, 10-Q and quarterly earnings release.

B.                  MZ-HCI will handle investor requests for timely information via the telephone and e-mail, including both a hard copy and e-mail version of the investor package. MZ-HCI will have a knowledgeable team member available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly. This helps shareholder retention by showing that the Company is shareholder friendly and proactive in its communication efforts.

Page 2 of 10                                                   MZHCI initials: ________                        Company initials:________

C.                  MZ-HCI will contact shareholders on a quarterly basis and gather perception feedback on their views of how the business is evolving and management’s execution relative to expectations.

D.                  At the Company’s option, MZ-HCI will assist the Company in hosting Quarterly Conference Calls to accompany the Company’s earnings release. MZ-HCI will assist with scripting these calls and will monitor continuity to ensure a smooth roll-out for investors.

3.                   THE FINANCIAL PRESS

MZ-HCI will assist the Company’s management to draft and complete press releases on all material events as deemed by the Company and consistent with market standards. The Company’s management and corporate counsel will approve all releases before they are sent to the newswire.  MZ-HCI will disseminate news releases electronically to its established database of financial professionals, including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in BMIX.

4.                   PUBLIC MARKET INSIGHT

MZ-HCI will counsel and educate the Company’s management on the life cycle of the financial markets and most importantly how the Company is impacted directly and indirectly by different macro and micro-economic variables. MZ-HCI will help the Company set and manage expectations as well as help them to understand the valuation metrics, perceptions, and methodologies utilized by investment professionals. This consulting aspect of MZ-HCI’s business is extremely valuable for management to optimize key opportunities and to avoid pitfalls, which periodically have long-term significant implications.

III.     Timeline

FIRST 30 DAYS

A.      MZ-HCI will spend significant time with management to understand the business plan, financial forecasts, capital expenditure and cash flow projections.

B.      MZ-HCI will create a two-page Corporate Profile, which clearly articulates BMIX’s current business and financial position, as well as its strategy for future growth. This is an important marketing piece for investors to quickly learn about the company.

C.      MZ-HCI will review and update PowerPoint presentation utilizing MZ-HCI’s preferred format. MZ-HCI will utilize proprietary research and feedback from conversations and meetings to incorporate and improve the Investor PowerPoint and message delivery. The Investor PowerPoint shall be UPDATED AT LEAST ONE TIME PER QUARTER.

Page 3 of 10                                                   MZHCI initials: ________                        Company initials:________

D.      MZ-HCI will assist and provide input for all corporate press releases including both creation and ongoing revisions.  MZ-HCI will assist by providing additional fact finding and other market research which will help the context and delivery of the message. THIS WILL BE AN ONGOING INITIATIVE AND OBJECTIVE.

E.       MZ-HCI will create a formal investor package and promptly update it as necessary.  MZ-HCI will e-mail the current investor package directly upon investor request. Generally, this will include a two page corporate profile, PowerPoint and recent quarterly/annual press releases. Often times MZ-HCI will send investor packages electronically, but upon request MZ-HCI will also send printed material professionally presented in an IR folder.

F.       MZ-HCI will include BMIX in a new client feature plus include BMIX in future editions of the next MZ-HCI Client Newsletter.

G.     Sponsored Road Show assistance – MZ-HCI will facilitate key meetings and road shows at BMIX facilities.  This will be for large investors and will also be part of Institutional Brokerage Firm scheduled trips.  THIS WILL BE ONGOING and MZ-CI represents that it currently has received several requests for visits to BMIX during the next few months.

H.     MZ-HCI staff counsels management on all aspects of the capital markets and most importantly how BMIX is impacted directly and indirectly by different macro and micro-economic variables. MZ-HCI staff shall conduct a proprietary training program “Success in the Capital Markets” for the BMIX team. The goal is to enable management to optimize key opportunities and to avoid pitfalls, both which have long-term positive implications.  THIS WILL BE ONGOING.

DAYS 30-60

A.      MZ-HCI will formalize a Press Release calendar (queue) for the months of April through June, 2013. MZ-HCI will create and release such press releases to the market and simultaneously to current and prospective investors’ inboxes.

B.      MZ-HCI will discuss with BMIX management any goals for obtaining new independent board members if necessary while being attentive to what qualities the optimal candidate would possess.

C.      MZ-HCI will develop an initial target list and begin making introductions of BMIX to investment professionals and investors while scheduling and confirming meetings for upcoming Road Shows.  MZ-HCI will practice and refine presentations with BMIX’s management team.  MZ-HCI will initiate Road Shows and target brokers, micro-cap fund managers, Buy and Sell Side Analysts, and high net worth investors which follow companies with a similar profile to BMIX.

D.      A detailed description of each contact will be provided to the Company prior to the meeting. During the meetings and/or conference calls a member of MZ-HCI will be available in person to facilitate the correspondence and assist with due diligence. MZ-HCI will provide BMIX management with a summary of feedback, including MZ-HCI’s suggestions for improvements on both the context and delivery of the Company’s story.

Page 4 of 10                                                   MZHCI initials: ________                        Company initials:________

E.       MZ-HCI will include BMIX where applicable in interviews with all financial online sites.

F.       MZ-HCI will include BMIX in all presentations where MZ-HCI representatives will speak on BMIX’s specific industry.

DAYS 60-90

A.      MZ-HCI will target brokerage firms who hold conferences which would be applicable for BMIX. MZ-HCI will establish a goal of having management present in at least 1-3 new conferences during the period from April 2013 to April 2014. These would be non-paid for and have high institutional attendance, in addition to high net worth investors. MZ-HCI will also seek to have the Company included on “sell-side” sponsored investor tours. Additionally, MZ-HCI will seek opportunities to present the Company’s story to brokers directly at firms for both teach-ins and hosting small affairs in the city just after work.

B.      A detailed description of each contact will be provided prior to the meeting. During the meetings and/or conference MZ-HCI will be available in person, as requested by BMIX, to facilitate the correspondence and assist with due diligence. BMIX management will be provided with a summary of feedback including MZ-HCI’s suggestions for improvements on both the context and delivery of the Company’s story.

C.      MZ-HCI will formalize and continually update the database to ensure that all press releases are faxed and/or e-mailed to all interested professionals.

D.      MZ-HCI will target newsletter editors and publishers for a “Buy Recommendation.”  MZ-HCI will focus on Business Publications for appropriate stories on BMIX  products, key competitive advantages and value propositions to investors and industry players. MZ-HCI will follow-up as necessary with all interest parties with a goal of receiving a new piece of coverage for the Company at least every 45 days.

E.       MZ-HCI will host Virtual Road Shows for management with goal of having at least 10-20 new investment professionals joining during each event. MZ-HCI shall attempt to alternate schedules between these events and traditional Road Shows to continue growing a pipeline of new and interested investors for BMIX.

F.       MZ-HCI will update and conduct perception studies with current and future shareholders of BMIX to better understand current and future expectations. This information will be utilized in upcoming conference calls to ensure the Company is proactive and prudent in setting the correct bar for investors to measure performance. In addition, this information can be utilized to improve the presentation materials while defining key investment metrics.

G.     MZ-HCI will conduct and host quarterly and annual earnings call.   This will include full script creation, Q&A/FAQ compilation and practice.  MZ-HCI will incorporate feedback and key concepts into prepared remarks.  MZ-HCI will schedule the call, including webcast and generate a press release to notify shareholders of conference call (it should be released at least 7 days prior to call date). MZ-HCI will make call outs to maximize attendance and gather feedback to improve ongoing public correspondence.

Page 5 of 10                                                   MZHCI initials: ________                        Company initials:________

ONGOING – These services will be provided ongoing with a summary included in each quarterly update

A.      MZ-HCI will respond to all investor requests and calls in a timely manner to facilitate the distribution of corporate information. MZ-HCI will focus on educating shareholders, with the premise that an informed investor will become a longer term investor.

B.      MZ-HCI will formalize and continually update the database to ensure that all press releases are faxed and/or e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls.

C.      MZ-HCI will provide valuable consulting services to BMIX - This relates to educating management on how various actions could be both perceived and impact the public market. If necessary, MZ-HCI will be helpful in analyzing perspective acquisitions and financing needs and make key introductions where necessary.

D.      MZ-HCI will provide progress reports to senior management and evaluate achievements with a detailed report every quarter.

Many of the above items will occur simultaneously, but certain items will have chronological priority over others. As BMIX grows, MZ-HCI will recommend changes to the agenda that complements BMIX’s growth.  As the Company continues to execute its strategic plan by winning new customers and expanding its base of business MZ-HCI will target an expanded universe of institutional investors. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results.

Assuming that management’s efforts are leading ultimately to success and greater profitability, the end results of this financial communication and awareness campaign should be:

A.      Increased disclosure and transparency in BMIX’s communication protocols with shareholders.

B.      An increase in the number of financial professionals well educated and knowledgeable about BMIX: including senior management, the Company’s products, and its current financial condition & growth opportunities.

C.      An increase in the liquidity of the Company’s common stock and a diversification of the Company’s shareholder base.

D.      Suitable and better access to the capital markets, which will facilitate future acquisitions and working capital needs.

Page 6 of 10                                                   MZHCI initials: ________                        Company initials:________

Add-On Investor Relations Technology Services

1.        MZ Conference calls and Webcasts based on need

2.        IrNavigator™ investor CRM

3.        XBRL and Edgar filings based on need

IV.       Term

This Agreement becomes effective upon execution, and shall remain effective for a period of twelve (12) months from that date. Either party may terminate this Agreement on October 26, 2013 and at the end of any calendar month occurring thereafter, for any reason or no reason.   After the initial 1-year term, this Agreement shall automatically renew for a period of an additional twelve (12) months unless either party delivers to the other written notice of termination at least sixty (60) days prior to the end of the then current term.

Notwithstanding the foregoing, either party may terminate this Agreement in the event that the other party breaches any material term of this Agreement and fails to remedy such breach within ten (10) business days after receipt of a written notice of any such breach. A breach of any of the tasks set forth in Article III would constitute material breach.

V.        Compensation

Cash

Monthly consulting and services fee of $6,000 USD per month payable on the first business day of each month.

Monthly fee of $750.00  per multi seat use of IrNavigator™

Per use billing of Edgar and XBRL filings and Webcast and MZCast Conference Calls

Equity

The Company will issue to MZ-HCI the equivalent of $9,000 USD in shares of common stock of BMIX (based on the average closing price of the common stock for the 30 trading days ended at the end of the quarter) each quarter for the first three full calendar quarters ending during the term of the contract (the quarters ending September 30, 2013, December 31, 2013 and March 31, 2014). Shares will be issued within 10 days of the start of the next calendar quarter. The issuance of the shares will not be registered under the U.S. securities laws and therefore are subject to restrictions on resale.

In addition, on or before May 7, 2013, the Company will issue to MZ-HCI 162,000 shares of restricted common stock of BMIX. Such restricted stock shall be subject to forfeiture by MZ-HCI if prior to October 25, 2013, MZ-HCI or the Company terminate this Agreement . Such restricted stock may be subject to other restrictions applicable to restricted shares, including that the Company or its transfer agent may maintain custody of the certificate evidencing such shares until all restrictions on such shares lapse.

Expense Reimbursement

In addition, only reasonable expenses that would ordinarily be incurred by the Company will be billed back on a monthly basis. Applicable reimbursements would include: creation, printing and postage for investor packages, fees for news wire services, and fees for fax-broadcasting news releases. Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Company, only with client authorization prior to incurring any expenses.

Page 7 of 10                                                   MZHCI initials: ________                        Company initials:________

VI.     Prior Restriction

MZ-HCI represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder MZ-HCI from performing the services on behalf of the Company that MZ-HCI is herein agreeing to perform.

VII.      Assignment

This Agreement is personal to MZ-HCI and may not be assigned in any way by MZ-HCI without the prior written consent of the Company.  Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of MZ-HCI and upon the successors and assigns of the Company.

VIII.    Confidentiality

Except as required by law or court order, MZ-HCI will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to MZ-HCI or which hereinafter may become known to MZ-HCI and MZ-HCI shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of BMIX. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company, including, but not limited to, its business which is not known or generally available to the public. BMIX and MZ-HCI hereby agree to execute a more comprehensive NDA.

IX.       Default

  Except for a claim or controversy arising under Section VIII of this Agreement and any claim under Section 2 of this Article IX, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in New York in accordance with the rules of the American Arbitration Association.  The decision of the Arbitrator shall be binding and conclusive upon the parties.  Each party shall pay its own costs and expenses in any such arbitration.  The prevailing party shall be entitled to reimbursement of all fees incurred, including attorney, filing, travel and anything associated with the arbitration.

  In the event that MZ-HCI commits any material breach  of any  provision  of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel MZ-HCI to comply with, or restrain MZ-HCI from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare MZ-HCI in default hereunder and to terminate this Agreement and any further payments hereunder.

  (a) Since MZ-HCI must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend MZ-HCI, its officers, agents, and employees at the Company’s expense, against  any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information  supplied by the Company to MZ-HCI (or any material omission by the Company that caused such supplied information to be materially misleading).

Page 8 of 10                                                   MZHCI initials: ________                        Company initials:________

   (b) MZ-HCI agrees to indemnify, hold harmless, and defend the Company, its officers, agents, and employees at MZ-HCI’s expense, against  any proceeding or suit which may arise out of and/or be due to any material misrepresentations concerning the Company made by MZ-HCI to the extent that (a) such misrepresentations or omissions were made or not made by MZ-HCI and were not based on information furnished in writing to MZ-HCI by the Company and (b) MZ-HCI knew, or in the exercise of reasonable diligence should have known at the time of disclosure, that such misrepresentations were incorrect or, in the case of material omissions, that the failure of MZ-HCI to disclose information about the Company, would cause the information disclosed by MZ-HCI about the Company to be materially misleading under the circumstances.

X.         Severability and Reformation

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

XI.       Notices

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at 324 South Beverly Drive, Suite 118 Beverly Hills, CA 90212 and in the case of MZ-HCI, be mailed to MZ-HCI, LLC at 61 Broadway, Suite 3035, New York, NY  10006

XII.       Miscellaneous

  This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

  This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Page 9 of 10                                                   MZHCI initials: ________                        Company initials:________

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

MZ-HCI, LLC                                                                                                       Brazil Minerals, Inc.

By: _/s/ Ted Haberfield__________                                      By: _/s/ Marc Fogassa________

      Ted Haberfield, President                                                        Marc Fogassa, CEO and Chairman

Date: __4/29/2013______________                                     Date: __4/29/2013___________

Page 10 of 10                                                  MZHCI initials: ________                        Company initials:________